UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 6, 2026

Pacira BioSciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 900
Brisbane, California 94005
(Address and Zip Code of Principal Executive Offices)

(650) 242-8052
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

As previously disclosed, pursuant to an agreement entered into between the Research Development Foundation (“RDF”) and a wholly-owned subsidiary of Pacira BioSciences, Inc. (the “Company” or “Pacira”), the Company was required to pay RDF a low single-digit royalty on the collection of revenues from certain products for as long as certain patents assigned to the Company under the agreement remain valid. RDF has the right to terminate the agreement for an uncured material breach by the Company, in connection with its bankruptcy or insolvency or if it directly or indirectly opposes or disputes the validity of the assigned patent rights. The Company’s U.S. Patent No. 11,033,495 was issued on June 15, 2021. Thereafter, RDF asserted that the issuance of that patent extends the Company’s royalty obligations under the agreement until 2041. The Company believes that the royalty period under the agreement ended on December 24, 2021 with the expiration of U.S. Patent No. 9,585,838. Because of the disagreement over the interpretation of the agreement, in December 2021, the Company filed a declaratory judgment lawsuit in the U.S. District Court for the District of Nevada (21-cv-02241). The lawsuit sought a declaration from the court that the Company owed no royalties to RDF with respect to its EXPAREL® (bupivacaine liposome injectable suspension) product after December 24, 2021. In August 2023, the U.S. District Court, District of Nevada granted the Company’s motion for partial summary judgment in respect to the Company’s claim for a declaration that it no longer owes royalties for EXPAREL made under its 45-liter batch manufacturing process as of December 24, 2021. A trial as to whether royalties were owed on EXPAREL made under the Company’s enhanced, larger-scale manufacturing process was conducted in September 2024. In April 2025, the Court issued judgment in favor of the Company. As a result, the low single-digit royalty that the Company had been paying RDF was eliminated, and the Company sought repayment of up to $23.1 million, plus interest, from RDF, representing the royalties that the Company paid to RDF under protest on the collection of revenues of EXPAREL that occurred after December 24, 2021. In June 2025, the U.S. District Court for the District of Nevada (the “District Court”) issued judgment in favor of the Company declaring that RDF was required to repay Pacira $23.1 million in royalties on EXPAREL sales that were previously paid under protest. The District Court also awarded Pacira an additional interest payment of $5.2 million in statutory interest on the royalties paid under protest. In July 2025, the Company received a $28.3 million cash payment. In May and September 2025, RDF filed two notices of appeal.

On November 6, 2026, the United States Court of Appeals for the Ninth Circuit reversed the District Court’s judgment in part, holding that the Company owes royalties on EXPAREL manufactured using its 200-liter process and directing the District Court to enter judgement in favor of RDF on that claim.  The Court of Appeals also remanded the matter to District Court to recalculate the pre-judgment interest RDF owes to the Company on the 45-liter EXPAREL portion of the judgment. The Company is evaluating its legal options and intends to vigorously defend its rights in this action. The Company is unable to predict the outcome of this action at this time.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
104	Cover Page Interactive Data File (Formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC. (REGISTRANT)

Date: November 12, 2026	By:	/s/ KRISTEN WILLIAMS
Kristen Williams
Chief Administrative Officer and Secretary